Exhibit 10.27

AMENDMENT NUMBER EIGHT TO CREDIT AGREEMENT

This AMENDMENT NUMBER EIGHT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of March 8, 2007, by the lenders identified on the signature pages hereof (the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”; and together with the Lenders, the “Lender Group”), BUCA, INC., a Minnesota corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), with reference to the following:

WHEREAS, Borrowers and the Lender Group are parties to that certain Credit Agreement, dated as of November 15, 2004 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrowers have requested that the Lender Group agree to certain amendments to the Credit Agreement, as set forth herein; and

WHEREAS, subject to the terms and conditions set forth herein, the Lender Group is willing to make the amendments requested by Borrowers, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended hereby.

2.	Amendments to Credit Agreement.

(a)	Section 2.6(a) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is an Advance that is a Base Rate Loan, at a per annum rate equal to the Base Rate plus 2.50 percentage points, (ii) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin, and (iii) if the relevant Obligation is the Term Loan A, at a per annum rate equal to the Base Rate plus 2.50 percentage points.”

(b)	Section 2.17(a) of the Credit Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

“In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate.”

(c)	Section 6.16(a)(i) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(i) Minimum EBITDA. EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$8,900,000	the 12 month period ending April 1, 2007

$8,500,000	the 12 month period ending July 1, 2007

$9,600,000	the 12 month period ending September 30, 2007

$9,100,000	the 12 month period ending December 30, 2007

$9,400,000	the 12 month period ending March 30, 2008

$9,200,000	the 12 month period ending June 29, 2008

$10,300,000	the 12 month period ending September 28, 2008

$11,700,000	the 12 month period ending December 28, 2008

(d)	Section 6.16(a)(i) of the Credit Agreement is hereby amended by adding the following paragraph at the end thereof:

“Agent shall, in its Permitted Discretion, establish the quarterly minimum EBITDA and Fixed Charge Coverage Ratio levels for each trailing 12 month period ending at the end of a quarter after December 28, 2008 based upon Borrowers’ Projections for such trailing 12 month period delivered pursuant to Section 5.3 of this Agreement, which Borrowers’ Projections shall be satisfactory to Agent in all respects. Borrowers shall execute any amendment to this Section 6.16 reasonably requested by Agent to document the inclusion of such minimum EBITDA and Fixed Charge Coverage Ratio levels. If Borrowers fail to timely deliver the Projections required to be delivered pursuant to Section 5.3, the EBITDA and Fixed Charge Coverage Ratio levels shall be measured on a quarterly basis at an amount equal to 110% of the minimum EBITDA and Fixed Charge Coverage Ratio levels for the immediately preceding trailing 12 months.”

(e)	Section 6.16(b)(ii) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(ii) Intentionally Omitted.”

(f)	Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating the definitions of “Applicable Margin”, “Borrowing Base”, “EBITDA” , “Excess Cash Flow”, and “Fixed Charge Coverage Ratio” in their entirety as follows:

““Applicable Margin” means, as of any date of determination (with respect to outstanding Advances on such date that are Base Rate Loans or LIBOR Rate Loans, as the case may be), the margins set forth in the following table that correspond to the most recent certified Leverage Ratio calculation delivered to Agent pursuant to Section 5.3 hereof; provided, however, that for the period from the Eighth Amendment Effective Date through the date Agent receives the certified calculation of the Leverage Ratio in respect of the “testing period” ending [April 1, 2007], the Applicable Margin shall be at the margin in the row styled “Level I”:

Level	Leverage Ratio	Margin above Base Rate	Margin above LIBOR Rate
I	greater than 2.00:1.00	2.00%	4.25%

II	2.00:1.00 or less, but greater than 1.50:1.00	1.50%	3.50%

III	1.50:1.00 or less, but greater than 1.00:1.00	1.00%	2.75%

IV	1.00:1.00 or less	0.50%	2.00%

Except as set forth in the foregoing proviso, the Applicable Margin shall be based upon the most recent calculation of the Leverage Ratio, which will be calculated as of the end of each fiscal quarter. Except as set forth in the initial proviso in this definition, the Applicable Margin shall be re-determined each fiscal quarter on the first day of the fiscal quarter following the date of delivery to Agent of the certified calculation of the Leverage Ratio pursuant to Section 5.3; provided, however, that if Borrowers fail to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the Leverage Ratio calculation disclosed by such certification. In the event that the information contained in any financial statement or Compliance Certificate delivered pursuant to the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (i) Borrowers shall immediately deliver to Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if “Level I” (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrowers shall immediately deliver to Agent full payment in respect of the accrued additional interest on the Obligations as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent to the affected Obligations.”

““Borrowing Base” means, as of any date of determination, the result of:

(a) the lesser of

(i) the product of the 1.75 times TTM EBITDA for the most recently ended 12 consecutive monthly periods for which financial statements have been delivered pursuant to Section 5.3, and

(ii) 50% of the most recently determined Enterprise Value;

minus

(b) the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).”

““EBITDA” means, with respect to any fiscal period, in each case as determined in accordance with GAAP, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains and interest income for such period, plus:

(a) interest expense, income taxes, depreciation and amortization, and Restaurant Pre-Opening Expenses for such period;

(b) for fiscal year 2005 through and including fiscal year 2006 only, legal fees and disbursements incurred in connection with any of the Investigations, charges relating to the reimbursement of witnesses in any of the Investigations, and fees and disbursements of forensic accountants retained by the Borrowers in connection with any of the Investigations, in an aggregate amount not to exceed $3,000,000 (the “Investigations Expenses”);

(c) for any fiscal year after fiscal year 2004 through and including fiscal year 2006, charges not to exceed $1,000,000 (inclusive of legal fees and disbursements) in the aggregate for amounts, if any, in excess of the remaining reserve therefor paid during such period under the settlement of the Class Action Lawsuit;

(d) any non-cash asset impairment charges or fixed asset additions for restaurant properties that have previously been impaired, in each case in accordance with FASB 144 (to the extent having been deducted in the calculation of net earnings (loss) for such period);

(e) for the fourth fiscal quarter of fiscal year 2005 and each fiscal year thereafter, any charges related to FIN 47 in amount not to exceed $359,857 for the fourth fiscal quarter of fiscal year 2005 and $210,000 for each fiscal year thereafter; and

(f) for fiscal year 2006 and each fiscal year thereafter, any charges related to FASB 123;

(g) any non-recurring store closure expenses and lease termination charges for such period related to any store closures;

provided that any reversal (or reimbursement) of charges set forth in the foregoing clauses (b) through (g) shall not be included in (and, as applicable, subtracted from) EBITDA.”

““Excess Cash Flow” means, as of any date of determination, the result of (i) EBITDA for the immediately preceding fiscal year, less (ii) the sum of (A) interest payments made in cash during such period on any Indebtedness of Borrowers or their Subsidiaries permitted hereunder, (B) all principal payments made in cash during such period on any Indebtedness of Borrowers or their Subsidiaries permitted hereunder (but, in the case of revolving loans, only to the extent that the revolving credit commitment with respect thereto is permanently reduced by the amount of such payments), (C) Capital Expenditures made in cash during such period, (D) payments of taxes made in cash during such period, (E) Restaurant Pre-Opening Expenses paid in cash during such period, (F) cash amounts paid during such period in respect of repurchases of the common Stock of the Parent in connection with the Parent’s Paisano Partner Program, (G) for any fiscal year after fiscal year 2004 through and including fiscal year 2006 only, amounts, not to exceed $2,800,000 (inclusive of legal fees and disbursements) in the aggregate, paid in cash during such period under the settlement of the Class Action Lawsuit, (H) for fiscal year 2005 through and including fiscal year 2006 only, amounts, not to exceed $3,000,000 in the aggregate, paid in cash during such period in respect of any Investigations Expenses, and (I) for fiscal years 2005 and 2006 only, amounts, not to exceed $130,000 per month, paid in cash during the period from April 2005 through and including February 2006 in respect of the fees required to be paid to the holders of the common Stock of the Parent purchased under that certain Securities Purchase Agreement dated as of February 24, 2004 among the Parent and the investors named therein for each month that such holders are not permitted to sell that Stock pursuant to an effective registration statement.”

““Fixed Charge Coverage Ratio” means, with respect to Parent and its Subsidiaries for any period, the ratio of (i) TTM EBITDA for such period minus Maintenance Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period (except to the extent such Maintenance Capital Expenditures were financed with Indebtedness permitted under Section 6.1(c)), to (ii) Fixed Charges for such period.”

““Maximum Revolver Amount” means $25,000,000, as such amount may be reduced from time to time in accordance with Sections 2.1(d) or 2.4(d).”

(g)	Schedule 1.1 of the Credit Agreement is hereby amended by adding the following definitions of

““Eighth Amendment” means that certain Amendment Number Eight to Credit Agreement dated as of March 8, 2007 entered into by and among the Lenders, the Agent, and the Borrowers.”

““Eighth Amendment Effective Date” has the meaning ascribed to such term in the Eighth Amendment.”

(h)	Schedule 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Common Stock Penalty”, “EBITDA Multiplier” and “Revolver Increase Date” in their entirety.

(i)	The Credit Agreement hereby is amended by Exhibit B-1, Exhibit C-1, and Schedule C-1 to the Credit Agreement and replacing them in their entirety with the corresponding Exhibits and Schedule attached hereto.

3.	Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment (the date of such effectiveness being herein called the “Eighth Amendment Effective Date”) and each and every provision hereof:

(a)	Agent shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect.

(b)	Agent shall have received a reaffirmation and consent substantially in the form attached hereto as Exhibit A, duly executed and delivered by each Guarantor.

(c)	Borrowers shall have paid to Agent, for WFF’s sole and separate account, an amendment fee of $50,000 (the “Eighth Amendment Fee”), which Eighth Amendment Fee shall be fully earned (and non-refundable) and paid in full by charging such fee to Borrowers’ Loan Account on the Eighth Amendment Effective Date.

(d)	The representations and warranties herein and in the Credit Agreement, as amended hereby, and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(e)	No Default or Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein.

(f)	No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force as of the date hereof by any Governmental Authority against any Borrower, any Guarantor, Agent, or any Lender.

4.	Release. Each Borrower hereby waives, releases, remises and forever discharges each member of the Lender Group, each of their respective Affiliates, and each of their respective officers, directors, employees, and agents (collectively, the “Releasees”), from any and all claims, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which any Borrower ever had from the beginning of the world, or now has against any such Releasee which relates, directly or indirectly, to the Credit Agreement or any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents. As to each and every claim released hereunder, each Borrower hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, each Borrower specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every claim released hereunder, each Borrower also waives the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the state of New York), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

5.	Costs and Expenses. Borrowers agree to pay all reasonable out-of-pocket costs and expenses of each member of the Lender Group (including, without limitation, the reasonable fees and disbursements of outside counsel to each member of the Lender Group) in connection with the preparation, execution and delivery of this Amendment and all agreements and documents executed in connection herewith and the review of all documents incidental thereto.

6.

Representations and Warranties. Each Borrower represents and warrants to the Lender Group that (a) the execution, delivery, and performance of this Amendment and the Credit Agreement, as amended hereby, (i) are within its corporate or limited partnership powers, (ii) have been duly authorized by all necessary corporate or limited partnership action on its part, and (iii) are not in contravention of any law, rule, or regulation applicable to it, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or Governmental Authority binding on it, or of the terms of its Governing Documents, or of any material contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (b) each of this Amendment and the Credit Agreement, as amended hereby, are legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms (except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors rights generally); and (c) no Default or Event of Default has occurred and is continuing on the date hereof.

7.	Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

8.	Counterpart Execution. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

9.	Effect on Loan Documents.

(a)	The Credit Agreement and each of the other Loan Documents, as amended, modified or waived hereby, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. The waivers, consents, and modifications herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents.

(b)	Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c)	To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d)	This Amendment is a Loan Document.

10.	Entire Agreement. This Amendment embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

[signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BUCA, INC. a Minnesota corporation

By:	/s/ Richard G. Erstad
Title:	General Counsel

BUCA RESTAURANTS, INC. a Minnesota corporation

By:	/s/ Richard G. Erstad
Title:	Secretary

BUCA TEXAS RESTAURANTS, L.P. a Texas limited partnership

By:	Buca Restaurants, Inc., its general partner

	By:	/s/ Richard G. Erstad
	Title:	Secretary

BUCA (KANSAS), INC. a Kansas corporation

By:	/s/ Richard G. Erstad
Title:	Secretary

BUCA RESTAURANTS 2, INC. a Minnesota corporation

By:	/s/ Richard G. Erstad
Title:	Secretary

BUCA (MINNEAPOLIS), INC. a Minnesota corporation

By:	/s/ Richard G. Erstad
Title:	Secretary

WELLS FARGO FOOTHILL, INC. a California corporation, as Agent and as a Lender

By:	/s/ Dena Seki
Title:	Vice President